Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form F-10 of Manulife Financial Corporation (File No. 333-196767), and in the related short form base shelf prospectus pertaining to the issue and sale of up to US$5,000,000,000 in an aggregate amount of Debt Securities, Class A Shares, Class B Shares, Class 1 Shares, Common Shares, Subscription Receipts, Warrants, Share Purchase Contracts and Units of Manulife Financial Corporation of our reports dated February 26, 2014, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2013 and 2012 and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2013, included in Manulife Financial Corporation’s 2013 Annual Report (Form 40-F) filed with the Securities and Exchange Commission.

Toronto, Canada

June 23, 2014

/s/ Ernst & Young LLP

Chartered Accountants

Licensed Public Accountants